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                                   Exhibit 1


                             COMMISSION SCHEDULE
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                         Maximum Commission Schedule


                                      for


               Flexible Premium Variable Life Insurance Policies


                                   issued by


                         Paragon Life Insurance Company




          First year:

               18% of premiums collected equal to first year cost of insurance assessed.

               plus 1% of premiums collected in excess of first year cost of insurance assessed.

          Renewal (maximum of 20 years)

               3% of premium collected in renewal year equal to respective cost of insurance assessed.

               plus 1% of premiums collected in excess of respective cost of insurance assessed.